Exhibit 99.1

Dr. Connie R. Curran Appointed Board Chair of DeVry Education Group

DeVry Group Provides Annual Meeting Results

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 6, 2013--DeVry Education Group Inc. (NYSE:DV), a global provider of educational services, today announced at its annual meeting of shareholders that Dr. Connie R. Curran was appointed board chair of the organization. She succeeds Dr. Harold T. Shapiro who retired from the board after 12 years of service.

In addition to Dr. Curran, Ronald L. Taylor and Daniel Hamburger were also re-elected to serve as Class I directors through 2015. The board now comprises 11 members with the retirement of Dr. Shapiro.

"This is an exciting time for DeVry Group and I look forward to working with the board and management team as we help to meet society's need for career-oriented education in healthcare, business and technology fields," said Dr. Curran. "We want to thank Harold for his years of service and his commitment to DeVry Group and our shareholders.”

"Connie has made significant contributions to DeVry Group’s board since joining as a director in 2003," said Daniel Hamburger, president and chief executive officer. “She brings substantial experience as an educator and business leader in healthcare, which is an area of increasing importance to DeVry Group.”

DeVry Group also reported that PricewaterhouseCoopers LLP was ratified as the independent registered public accounting firm for the organization. In addition, shareholders voted to amend the certificate of incorporation to change the organization’s name to DeVry Education Group and to approve the DeVry Group Incentive Plan of 2013.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare, technology, accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryeducationgroup.com.

CONTACT:
DeVry Education Group Inc.
Investor & Media Contact:
Joan Bates
jbates@devrygroup.com
630-353-3800